Exhibit 10.1

AMENDMENT NO. 1

TO EQUIPMENT SCHEDULE NO. 1

This Amendment No. 1 (the “Amendment”) is entered into this 18th day of December, 2006, and amends Equipment Schedule No. 1 (Equipment Schedule No. 1 and all Annexes, Exhibits and Riders thereto being hereinafter referred to collectively as the “Equipment Schedule”) to that certain Master Lease, dated as of September 1, 1994 (the “Lease”) between General Electric Capital Corporation (“Lessor”) and Blue Ridge Paper Products, Inc. successor-in-interest to Champion International Corporation (“Lessee”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease or Schedule.

RECITALS

WHEREAS, at the expiration of the Initial Lease Term, Lessee exercised its option, pursuant to Section (b)(ii) of Rider 3 of the Equipment Schedule, to renew the Equipment Schedule, with respect to all of the Leased Items subject to the Equipment Schedule, for the Initial Renewal Term.

WHEREAS, the Lessee and Lessor wish to amend the end of Initial Renewal Term options available to Lessee, and make various other changes to the Schedule, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties hereto agree as follows:

1.             Tax Treatment.  This Amendment shall be treated for income tax purposes as effectuating a sale of each Leased Item of Equipment subject to Equipment Schedule No. 1 by the Lessor to the Lessee on the Effective Date of the Amendment, such that the Lease is treated for such purposes as a financing agreement pursuant to which the Lessee is paying to the Lessor the purchase price for the Equipment of $2,527,377.56 by issuing a note, payments for which will be comprised of the remaining rent payments plus the end of Initial Lease Term purchase price. Such payments shall be treated as payments of principal and interest in the amounts indicated on Exhibit A hereto.  Lessor and Lessee each agree to treat the Amendment for all income tax purposes (including the filing of all income tax returns) in a manner consistent with the intended income tax treatment as set forth herein.

2.             Amendments to Equipment Schedule.

(a)  Subsection (b)(iii) of Rider No. 3 to the Equipment Schedule is hereby deleted and replaced with the following:

If Lessee has elected to renew this Equipment Schedule as provided in subsection (a)(ii) above, then Lessee shall, upon expiration of the Initial Renewal Term, purchase all of Lessor’s rights and interest in all, but not less than all, of the Leased Items subject to this Scheduled for a purchase price equal to 20% of Capitalized Lessor’s Cost plus all applicable sale taxes.  Upon payment by Lessee of the specified purchase price, and any and all other amounts then due and owing, if any, by Lessee to Lessor pursuant to the Equipment Schedule, Lessor shall (i) deliver to Lessee a bill of sale conveying to Lessee, on an AS-IS basis, without any representations or warranties of any kind, express or implied, including but not limited to any warranty of merchantability or fitness for a particular purpose, all of Lessor’s right, title and interest in such Leased Items, including such title as Lessor acquired as the inception of this Equipment Schedule, (the “Conveyed Interest”), except that Lessor shall warrant that the Conveyed Interest is free of all liens and encumbrances created or claimed by Lessor; and (ii) provide to Lessee all appropriate UCC-3 statements and other documentation necessary to release Lessor’s interest in the Leased Items.

(b)           Subsections (c) through (e) of Rider 3 are hereby deleted.

(c)           The Stipulated Loss and Termination Value Table attached to the Equipment Schedule as Annex D is deleted and replaced with the attached Annex D.

(d)                                 The following is added as Section 10 to the Equipment Schedule:

10.  Grant of Security Interest:  To secure all obligations of Lessee to Lessor pursuant to this Equipment Schedule, as the same may be amended from time to time, Lessee grants to Lessor a first priority security interest in all Leased Items of Equipment together with all additions, attachments, accessions and accessories thereto and any and all substitutions, replacements or exchanges therefore, and any and all insurance and/or other proceeds of the property in and against which a security interest is granted hereunder (the “Collateral”).  Lessee authorizes Lessor to file against Lessee with respect to such Collateral such UCC financing statements, as Lessor deems necessary in order to evidence and perfect such security interest.  Lessee represents and warrants that (i) as of the Effective Date of Amendment No. 1 to this Equipment Schedule, the Collateral is free and clear of all liens, claims and encumbrances (except for the security interest granted to Lessor hereunder) , and (ii)  Lessee shall maintain such Collateral free and clear of all such liens, claims and encumbrances, other than any lien, claim or encumbrance granted or created by Lessor.

(e)           The following is added as Section 11 to the Equipment Schedule:

11.  Master Lease Amendment:  For purposes of this Equipment Schedule only, the Master Lease is amended by adding the following as subsection (h) to Section 9:

(h) With respect to Equipment Schedule No. 1, subsections (c) through (g) above shall continue to apply solely with respect to the period prior to the Effective Date of Amendment No. 1 to Equipment Schedule 1 (the “Effective Date”) and, for the avoidance of doubt, any Lessee obligations hereunder (including, without limitation, Lessee’s obligation to indemnify Lessor for any loss of Assumed Tax Benefits occurring or relating to the period prior to the Effective Date) shall survive the expiration or other termination of Equipment Schedule No. 1 and this Master  Lease.

(f)                                    The following is added as Section 12 to the Equipment Schedule:

12.  Early Purchase Option:  On 10/1/07 (the “Early Purchase Date”), Lessee may, upon not less than 90 days prior written notice to Lessor, purchase all of Lessor’s rights and interest in all, but not less than all, of the Leased Items subject to this Scheduled upon payment of all rent and other sums due and payable as of the Early Purchase Date (including the Rent Payment payable on such date), plus a purchase price equal to $2,005,430.01, plus all applicable sale taxes and the Make Whole Amount (as defined below).  Upon payment by Lessee of the specified purchase price, the Make Whole Amount and any and all other amounts then due and owing, if any, by Lessee to Lessor pursuant to the Equipment Schedule, Lessor shall (i) deliver to Lessee a bill of sale conveying to Lessee, on an AS-IS basis, without any representations or warranties of any kind, express or implied, including but not limited to any warranty of merchantability or fitness for a particular purpose, all of Lessor’s right, title and interest in such Leased Items, including such title as Lessor acquired as the inception of this Equipment Schedule, (the “Conveyed Interest”), except that Lessor shall warrant that the Conveyed Interest is free of all liens and encumbrances created or claimed by Lessor; and (ii) provide to Lessee all appropriate UCC-3 statements and other documentation necessary to release Lessor’s interest in the Leased Items.  Make-Whole Amount” shall mean the amount which the Lessor determines as of the third Business Day prior to such Early Purchase Date to equal the excess, if any, of (i) the aggregate present value of all the remaining scheduled payments of principal and interest (including the amount payable pursuant to Section (b) of Rider C to the Equipment Schedule) from the Early Purchase Date to expiration of the Initial Renewal Term of the Equipment Schedule, discounted monthly at a rate equal to the 1-Year Treasury Rate (as per the Federal Reserve Statistical Release H.15), based on a 360-day year of twelve 30-day months, over (ii) the Investment Balance on such Early Purchase Date as indicated on Annex A.  The payment of the specified purchase price shall constitute, for federal income tax purposes, a repayment of the loan contemplated by this instrument and each party agrees to treat the payment for all income tax purposes (including the filing of all tax returns) in a manner consistent with the intended income tax treatment as set forth herein..

3.             Sales Tax.  Lessee shall be liable (and agrees to hold harmless and indemnify the Lessor) for any sales, use, transfer or similar taxes arising or resulting from the execution of this Amendment or the transactions contemplated by this Amendment.  For the avoidance of doubt, the obligations of Lessee set out in this Section shall survive the expiration or other termination of the Equipment Schedule and Master Lease.

4.             Personal Property Tax.

(a)           Notwithstanding anything to the contrary contained in the Master Lease or Equipment Schedule, with respect to the payment of personal property taxes or any equivalent tax (“Property Tax”) on any Leased Items subject to Equipment Schedule No. 1, Lessee hereby agrees that, contrary to the practice of the parties prior to this Amendment, Lessee shall (i) report such Leased Items for Property Tax purposes to the appropriate taxing authorities in those jurisdictions where any such Leased Items are located, and (ii) pay on a timely basis to the appropriate taxing jurisdiction any such Property Tax.  All personal property tax returns and reports shall show Lessee as the owner of the Leased Items.

(b)           If any Property Tax is charged to or assessed against Lessor, Lessee agrees to immediately reimburse Lessor upon receipt of a written request for reimbursement for any Property Tax charged to or assessed against Lessor with respect to any Leased Items subject to Equipment Schedule No. 1.  Without limiting the generality of the foregoing and/or any indemnity provision contained in the Lease, Lessee hereby agrees to indemnify and hold harmless Lessor from (i) any Property Tax imposed, charged or assessed in connection with such  Leased Items, (ii) all penalties and/or interest imposed as a result of any incorrect or late reporting of such Leased Items, failure to report the Leased Items, or any late payment of, or failure to pay, any Property Tax, penalties, or interest, and (iii) all losses, claims, damages, or suits (including legal expenses) which arise out of Lessee’s failure to abide by any term or provision contained herein.

(c)           Lessee agrees to submit to Lessor, upon Lessor’s request, copies of Property Tax returns and reports (together with any and all applicable work sheets, if requested by Lessor) which relate to the Equipment, and canceled checks indicating proof of payment of any Property Taxes, penalties and/or interest.

5.             Conditions to Effective Date.             Lessee and Lessor are entering into this Amendment as of the date set forth above.  This Amendment shall become effective on the date (the “Effective Date”) upon which all of the following conditions are satisfied, in form and substance satisfactory to Lessor:

(a)           the execution and delivery of this Amendment;

(b)           all such filings in each jurisdiction necessary and appropriate in order to evidence and perfect the first priority lien and security interest granted by the Lessee to the Lessor (including the filing of UCC termination statements by any lien holders asserting an interest in the Collateral) shall have been made to the satisfaction of the Lessor;

(c)           all taxes, fees, recording charges, Transaction Costs and other charges payable in connection with the execution, delivery, recordation and filing of all documents shall have been paid in full or provided for, and Lessor shall have received evidence reasonably satisfactory to Lessor demonstrating the same (or exemption there from, if applicable);

 (d)          all such other documents, instruments and other actions as Lessor may reasonably request in connection with the consummation of the transactions contemplated herein and consistent with the terms hereof shall be complete and reasonably satisfactory to the Lessor.

6.             Expenses.  Lessee agrees to pay all of Lessor’s reasonable costs and expenses, including any filing fees for perfection of Lessor’s security interest in the Equipment and all fees and expenses of Lessor’s legal counsel, in connection with the preparation, execution, implementation and enforcement of this Amendment (collectively, “Transaction Costs”) promptly upon demand.

7.             Successors.  This Amendment shall be binding upon, and inure to the benefits of, the parties hereto and the beneficiaries hereof and their respective successors and assigns.

8.             Ratification.  This Amendment is limited as written and shall not constitute a modification, amendment, acceptance or waiver of any other provision of the Master Lease or Equipment Schedule No. 1.  The Lease Agreement as modified and amended by this Amendment is hereby ratified and confirmed in all respects.

9.             Counterparts.  This Amendment may be executed in multiple counterparts and by different parties thereto on separate counterparts, each of which counterpart when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

10.           Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York.

11.           Lease Agreement.  From and after the date hereof, all references in the Master Lease to Equipment Schedule No. 1 shall be deemed to be refer to such Equipment Schedule after giving effect to this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Lease Agreement to be duly executed as of the day and year first above set forth.

Blue Ridge Paper Products, Inc.

By:	/s/ Richard A. Lozyniak
Its:	President and Chief Executive Officer

General Electric Capital Corporation

By:	/s/ Meenoo Sameer
Its:	Duly Authorized Signatory